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                                                                    EXHIBIT 99.1



NATURAL RESOURCE PARTNERS L.P. INCREASES CREDIT FACILITY



HOUSTON, April 7 /PRNewswire-FirstCall/ -- Natural Resource Partners L.P. (NYSE:
NRP) announced today it has increased the borrowing capacity under its credit facility to $175 million from $100 million. The terms and tenor of the credit facility remain unchanged, and include increased commitments from the original bank syndicate, lead by PNC Bank, as well as commitments from three new banks.


Dwight Dunlap, Chief Financial Officer and Treasurer stated, "We are very pleased with the confidence that our existing banks have in NRP, and welcome the new banks joining the syndicate. The expanded facility will allow us to continue to grow the partnership's assets and cash flow stream as new acquisition opportunities arise.


Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.


For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.


This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.


/CONTACT: Kathy Hager of Natural Resource Partners L.P., +1-713-751-7555, or khager@nrplp.com//Web site: http://www.nrplp.com/(NRP)